UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

April 26, 2017

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500
Bethesda, MD 20814
(Address of Principal Executive Offices)  (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

ITEM 1.01.  Entry into a Material Definitive Agreement.

On April 26, 2017, the DiamondRock Hospitality Company (the “Company”) entered into a Term Loan Agreement (the “Term Loan Agreement”) among the Company, DiamondRock Hospitality Limited Partnership, Regions Bank, Regions Capital Markets, KeyBank National Association, PNC Bank, National Association, U.S. Bank National Association and certain other lenders named therein. The Term Loan Agreement provides for a new $200 million unsecured term loan maturing on April 25, 2022 (the “Term Loan”).  Any principal amounts are due and payable upon maturity of the Term Loan. The Term Loan may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium. The Company’s operating partnership, DiamondRock Hospitality Limited Partnership, is the borrower under the Term Loan Agreement and certain of the Company’s material subsidiaries guarantee its obligations under the Term Loan Agreement.

The Company used a portion of the proceeds from the Term Loan to repay the $170.4 million mortgage loan secured by the Lexington Hotel New York.

Interest is paid on the borrowings under the Term Loan Agreement at varying rates, based upon LIBOR plus an applicable margin. The applicable margin is based upon the Company’s leverage ratio, as follows:

Level	Ratio of Net Indebtedness to EBITDA	Applicable Margin
1	Less than or equal to 35%	1.45%
2	Greater than 35% but less than or equal to 45%	1.60%
3	Greater than 45% but less than or equal to 50%	1.75%
4	Greater than 50% but less than or equal to 55%	1.95%
5	Greater than 55%	2.20%

As of May 1, 2017, the applicable interest rate under the Term Loan is LIBOR plus 1.45%.

The Term Loan Agreement contains various corporate financial covenants. A summary of the most restrictive covenants is as follows:

	Covenant	Actual
Maximum leverage ratio	60%	25.1%
Minimum fixed charge coverage ratio	1.50x	4.65x
Minimum tangible net worth	$1.913 billion	$2.612 billion
Secured Indebtedness	Less than 45% of Total Asset Value	26.7%

The Term Loan Agreement requires the Company to maintain a specific pool of unencumbered properties. The unencumbered properties must be a minimum of eight properties with a value, as defined, of not less than $750 million.

The Term Loan Agreement contains representations, financial and other affirmative and negative covenants, events of default, and remedies typical for this type of term loan and which match in all material respects the comparable terms of the agreement governing the Company’s senior unsecured credit facility and the agreement governing the Company’s $100 million unsecured term loan.  In connection with the Term Loan, the Company entered into non-material amendments to these agreements.  Any failure to comply with the financial and operating covenants of the Term Loan Agreement would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by the full terms and conditions of the Term Loan Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

ITEM 2.03.  Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

ITEM 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: May 1, 2017	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Term Loan Agreement, dated as of April 26, 2017, by and among DiamondRock Hospitality Company, DiamondRock Hospitality Limited Partnership, Regions Bank, as administrative agent, Regions Capital Markets, KeyBanc Capital Markets, PNC Capital Markets LLC and U.S. Bank National Association, as joint lead arrangers, and KeyBank National Association, PNC Bank, National Association and U.S. Bank National Association, as co-syndication agents, and the lenders party thereto